Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-159004 and 333-132192) of Liquidity Services, Inc. of our report dated September 23, 2011 relating to the financial statements of Jacobs Trading LLC’s Salvage Business, which appears in the Amendment No. 1 to the Current Report on Form 8-K of Liquidity Services, Inc. dated November 25, 2011.

/s/ / PricewaterhouseCoopers LLP

November 25, 2011

Minneapolis, MN